EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
FormFactor, Inc.:

We consent to the incorporation by reference in the registration statement on Form S3 (No. 333-198760) and Form S-8 (Nos. 333-232990, 333-226432, 333-222551, 333-212587, 333-195744, 333-188363, 333-181450, 333-179589, 333-172318, 333-165058, 333-157610, 333-149411, 333-148198, 333-139074, 333-125918, 333-115137, and 333-106043) of FormFactor, Inc. of our report dated February 21, 2020, with respect to the consolidated balance sheets of FormFactor Inc. and subsidiaries as of December 28, 2019 and December 29, 2018, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 28, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 28, 2019, which report appears in the December 28, 2019 annual report on Form 10-K of FormFactor, Inc.

Our report refers to a change in the method of accounting for leases in 2019 and a change in the method of accounting for revenue from contracts with customers in 2018 due to the adoption of new accounting standards.

Our report dated February 21, 2020, on the effectiveness of internal control over financial reporting as of December 28, 2019 contains an explanatory paragraph that states that the Company excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting an acquired entity’s internal control over financial reporting and our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of this entity.

/s/ KPMG LLP
Portland, Oregon
February 21, 2020